EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

     Earnings per share for the three month period ended March 31, 1998 and 1997 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as proscribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for the three month period ended March 31, 1997 and 1998:

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                               -----------------
                                                                  1997     1998
                                                               --------  -------
Net income .................................................   $ 1,825   $ 2,646
Preferred stock dividends ..................................       363       150
                                                               --------  -------
Net income available to common stockholders
   for basic EPS computation ...............................     1,462     2,496

Effect of dilutive securities ..............................       182       150
                                                                -------  -------
Net income available to common stockholders
   for diluted EPS computation
                                                               $ 1,644   $ 2,646
                                                               ========  =======

Weighted average number of common shares
   outstanding for basic EPS computation ...................     9,072    11,151

Effect of dilutive securities:

     Stock options .........................................       330       175
     Assumed conversion of preferred stock .................     1,184       796
                                                               --------  -------
Weighted average number of common and common equivalent
   shares outstanding for diluted EPS computation ..........    10,586    12,122
                                                               ========  =======

Earnings per share:

     Basic                                                     $   .16   $   .22
                                                               ========  =======

     Diluted                                                   $   .16   $   .22
                                                               ========  =======


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